Exhibit 99.1

Jaguar Health, Inc. Reports 2020 Second Quarter Financial Results

Q2 2020 Mytesi net sales and gross sales were approximately $3.2 million and approximately $6.3 million, respectively

Reminder: Company to host investor call Thursday, August 13th at 8:30 a.m. Eastern regarding Q2 2020 financials & business updates

Save the Date: Company to host virtual Diarrhea Dialogues disease education event for investors and business development contacts on October 20, 2020 focused on cancer therapy-related diarrhea

SAN FRANCISCO, CA / August 13, 2020 / Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”) today reported consolidated second quarter 2020 financial results.

2020 Second Quarter Company Financial Results:

•                  Mytesi Net Product Revenue: Net sales during the second quarter of 2020 were approximately $3.2 million and $1.7 million in the second quarter of 2019. This Q2 2020 result represents 186% of the same period in 2019, or an increase of $1.5 million quarter over quarter. Net sales during the first quarter of 2020 were approximately $830,000. Net sales for the second quarter of 2020 represented 378% of the first quarter of 2020, or an increase of $2.3 million quarter over quarter.

•                  Mytesi Gross Product Revenue (Non-GAAP): Gross sales during the second quarter of 2020 were approximately $6.3 million and $2.4 million in the second quarter of 2019. This Q2 2020 result represents 268% of the same period in 2019, or an increase of $3.9 million quarter over quarter. Gross sales during the first quarter of 2020 was approximately $1.3 million. Gross sales for the second quarter of 2020 represented 482% of the first quarter of 2020, or an increase of approximately $5.0 million quarter over quarter. The gross sales for Neonorm were immaterial for all periods.

•                  Total Mytesi Bottles Sold: The total Mytesi bottles sold for the second quarter of 2020 represented 104.3% of the bottles sold for the same period in 2019. The total Mytesi bottles sold for the second quarter of 2020 represented 155% of the bottles sold for the first quarter of 2020.

	Three Months Ended
Financial Highlights	June 30,
(in thousands, except per share amounts)	2020	2019	$ change	% change
Net product revenue	$3,167	$1,706	$1,461	85.6%
Loss from operations	$(8,451)	$(10,622)	$2,171	-20.4%
Net loss	$(9,238)	$(16,721)	$7,483	-44.8%
Net loss attributable to common shareholders	$(10,597)	$(16,721)	$6,124	-36.6%
Net loss per share, basic and diluted	$(0.44)	$(15.11)	$14.67	-97.1%

•                  Operating Expenses: Total operating expenses for the second quarter of 2020 were $11.6 million as compared to $12.3 million in the same period last year, a 6%, or $0.7 million, decrease year over year. The decrease in total operating expenses was due to a $4.0 million impairment charge in the second quarter of 2019 and none in the same period this year, an approximately $1.0 million decrease in cost of product revenue, research & development, and sales & marketing expenses offset by a warrant inducement expense of $3.7 million and an increase in general & administrative expense of $0.6 million.

•                  Cost of Product Revenue: Total cost of product revenue for the quarters ended June 30, 2020 and June 30, 2019 was $1.0 million (33% of revenue) and $1.3 million (74% of revenue), respectively, an 18%, or $0.2 million, decrease quarter over quarter. The decrease in cost of product revenue was due to a non-recurring write-off of non-conforming inventory and equipment maintenance in the three months ended June 30, 2019.

•                  Research and Development: The R&D expense was $1.4 million for the second quarter of 2020 compared to $1.7 million for the second quarter of 2019, a 17%, or $0.3 million, decrease quarter over quarter. A decrease of approximately $0.6 million of contract manufacturing expenses for enhanced manufacturing process improvements is offset by $0.3 million in increased consulting, formulation, and regulatory fees.

•                  Sales and Marketing: Sales and Marketing expenses were $1.7 million for the second quarter of 2020 as compared to $2.2 million for the second quarter of 2019, a 20%, or $0.4 million, decrease quarter over quarter. The decrease in Sales and Marketing expenses was due to a salesforce reduction of $0.6 million offset by an increase in direct marketing, consulting and stock-based compensation of $0.2 million.

•                  General and Administrative: The G&A expense was $3.8 million for the second quarter of 2020 compared to $3.2 million for the second quarter of 2019, a 17.5%, or $0.6 million, increase year over year. The increase in G&A expenses was due to an increase in accounting, legal fees and stock-based compensation of $0.6 million, offset by a decrease in third-party consulting, travel, IT and facilities expenses of $0.5 million.

•                  Impairment of Intangible Assets: An impairment charge of $4.0 million associated with our indefinite-lived intangible assets was recorded during the three months ended June 20, 2019 and none in the three months ended June 30, 2020.

•                  Series 3 Warrant Inducement Expense: In May 2020, the exercise price of Series 1, 2, and Bridge Warrants was reduced to $0.49 per share with an inducement offer of Series 3 warrants exercisable into one share of common stock under a cashless exercise feature to those warrant holders who immediately exercised. The Series 3 warrants were valued and charged as an operating expense of approximately $3.7 million.

•                  Loss from Operations: For the second quarter of 2020, the loss from operations was $8.5 million compared to a loss of $10.6 million of the second quarter of 2019, a 20%, or $2.1 million, decrease quarter over quarter. The increase of the Mytesi list price resulted in a decrease of our loss in operations and a decrease of total operating expenses by 6% or $0.7 million as compared to the three months ended June 30,2019.

•                  Net Loss: The net loss for the second quarter of 2020 was $9.2 million compared to a net loss of $16.7 million in the second quarter of 2019, a 45%, or approximately $7.5 million decrease quarter over quarter. The decrease in net loss was due to the increase of the Mytesi list price, a decrease in operating loss of $2.2 million, and interest expense that was lower by $3.2 million. A $2.7 million loss on extinguishment of debt was recorded during the three months ended June 30, 2019 and none in the same period this year.

•                  Net Loss Attributable to Common Shareholders: For the second quarter of 2020, net loss attributable to common shareholders was $10.6 million compared to $16.7 million for the second quarter of 2019. A deemed dividend of $1.4 million associated with the Company’s convertible preferred stock and warrants were recorded during the three months ended June 30, 2020.

•                  Non-GAAP EBITDA: Non-GAAP EBITDA for the second quarter of 2020 and the second quarter of 2019 was a net loss of $7.6 million and $12.2 million, respectively. Excluding the loss on extinguishment of debt, and other non-recurring expenses, non-GAAP Recurring EBITDA was a loss of approximately $3.9 million and $5.5 million for the second quarter of 2020 and the second quarter of 2019, respectively.

	June 30,
	2020	2019
	(unaudited)
Net loss (in thousands):	$(9,238)	$(16,721)
Adjustments:
Interest expense	479	3,657
Property and equipment depreciation	11	15
Amortization of intangible assets	422	422
Share-based compensation expense	749	446
Income taxes	—	—
Non-GAAP EBITDA	$(7,577)	$(12,181)
Impairment of indefinite-lived intangible assets	—	4,000
Loss on extinguishment of debt	—	2,663
Series 3 warrants inducement expense	3,696	—
Non-GAAP Recurring EBITDA	$(3,881)	$(5,518)

Note Regarding Use of Non-GAAP Measures

The Company supplements its condensed consolidated financial statements presented on a GAAP basis by providing gross sales, non-GAAP EBITDA and non-GAAP recurring EBITDA, which are considered non-GAAP under applicable SEC rules. Jaguar believes that the disclosure items of these non-GAAP measures provide investors with additional information that reflects the basis upon which Company management assesses and operates the business. These non-GAAP financial measures are not in accordance with GAAP and should not be viewed in isolation or as substitutes for GAAP net sales and GAAP net loss and are not substitutes for, or superior to, measures of financial performance in conformity with GAAP.

Gross sales percentages are based on gross sales figures that represent Mytesi orders placed by wholesalers with Jaguar’s third-party logistics warehouse, which generate invoiced sales and cash flow for Napo Pharmaceuticals, Inc. (“Napo”), Jaguar’s wholly owned subsidiary. Gross sales are used internally by management as an indicator of and to monitor operating performance, including sales performance of Mytesi, salesperson performance, and product growth or declines. The Company believes that the presentation of gross sales provides a closer to real-time useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales have been defined by the Company’s internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers. Mytesi gross sales are reduced by Medicare, ADAP 340B chargebacks, returns, and wholesale distribution fees based on historical trends to determine net sales.

The Company defines non-GAAP EBITDA as net loss before interest expense and other expense, property and equipment, amortization of intangible assets, share-based compensation expense and provision for or benefit from income taxes. The Company defines non-GAAP Recurring EBITDA as non-GAAP EBITDA adjusted for certain non-recurring revenues and expenses. Company management believes that non-GAAP EBITDA and non-GAAP Recurring EBITDA are meaningful indicators of Jaguar’s performance and provide useful information to investors regarding the Company’s results of operations and financial condition.

Dial-In Instructions for Conference Call

When: Thursday, August 13 at 8:30 a.m. Eastern Time

Dial-in (US Toll Free): 800-289-0438

Dial-in (International): 323-794-2423

Conference ID number: 1021156

Live webcast on the investor relations section of Jaguar’s website (click here)

Replay Instructions

Dial-in (US Toll Free): 844-512-2921

Dial-in (International): 412-317-6671

Replay Pin Number: 1021156

Replay of the webcast on the investor relations section of Jaguar’s website (click here)

SAVE THE DATE:

Virtual Diarrhea Dialogues Disease Education Event Scheduled for October 20, 2020

Jaguar is planning to host a virtual “Diarrhea Dialogues” disease education event for investors and business development contacts on Tuesday, October 20, 2020. Leading oncologists, patient advocates, and supportive care experts will address the importance of supportive care for people related to chronic lower GI tract distress, specifically with regard to debilitating diarrhea experienced as a result of cancer therapy. Jaguar will be issuing further details regarding the event, along with information about how investors and business development contacts can register to participate, as we get closer to the October date.

About Jaguar Health, Inc. and Napo Pharmaceuticals, Inc.

Jaguar Health, Inc. is a commercial stage pharmaceuticals company focused on developing novel, plant-based, non-opioid, and sustainably derived prescription medicines for people and animals with GI distress, specifically chronic, debilitating diarrhea. Our wholly owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary plant-based human gastrointestinal pharmaceuticals from plants harvested responsibly from rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy and the only oral plant-based prescription medicine approved under FDA Botanical Guidance.

For more information about Jaguar, please visit https://jaguar.health. For more information about Napo, visit www.napopharma.com.

About Mytesi®

Mytesi (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

See full Prescribing Information at Mytesi.com. Crofelemer, the active ingredient in Mytesi, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the belief that Jaguar will host an investor call on Thursday, August 13, 2020 at 8:30 a.m. Eastern Time, and the expectation that the Company will host a virtual “Diarrhea Dialogues” disease education event on Tuesday, October 20, 2020. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to several risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

Jaguar-JAGX

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